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                     January 3, 2022

       Paul W. Cobb
       Executive Vice President, General Counsel and Corporate Secretary
       PAE Inc
       7799 Leesburg Pike, Suite 300 North
       Falls Church, VA 22043

                                                        Re: PAE Inc
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 6,
2021
                                                            File No. 001-38643

       Dear Mr. Cobb:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Sean M. Donahue, Esq.